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                                                                      EXHIBIT 12

                            COOPER INDUSTRIES, INC.
               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                         (Dollar Amounts in Thousands)
                                  (Unaudited)

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
                                          Three Months Ended
                                              March 31,                               Year Ended December 31
                                         --------------------       ---------------------------------------------------------
                                          1996         1995         1995          1994         1993        1992       1991
                                          ----         ----         ----          ----         ----        ----       ----
Interest Expense                         $37,600      $38,300      $151,000      $73,300      $80,900     $92,500   $125,400
Estimated Interest Portion
  of Rent Expense                          4,431        3,995        16,865       19,289       20,701      16,178     18,130
                                         -------      -------      --------      -------     --------    --------   --------
Fixed Charges                            $42,031      $42,295      $167,865      $92,589     $101,601    $108,678   $143,530
                                         =======      =======      ========      =======     ========    ========   ========

Income From Continuing
  Operations Before Income Taxes        $105,700      $94,200      $478,000     $504,700     $506,000    $392,100   $406,700

Add:  Fixed Charges                       42,031       42,295       167,865       92,589      101,601     108,678    143,530

      Dividends From Less Than
      50% Owned Companies                      -          113           968          835        2,395       2,278      1,711

Less: Equity in Net Income
      of Less Than 50% Owned
      Companies                             (640)           -        (1,000)      (1,900)      (1,200)     (1,900)      (900)
                                        --------     --------      --------     --------     --------    --------   --------
Earnings Before Fixed Charges           $147,091     $136,608      $645,833     $596,224     $608,796    $501,156   $551,041
                                        ========     ========      ========     ========     ========    ========   ========

Ratio of Earnings to Fixed Charges         3.5x         3.2x         3.8x          6.4x         6.0x        4.6x       3.8x
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